AGREEMENT

    This Agreement (this "Agreement") is effective as of August 11, 1997 by and between Fotoball USA, Inc., a Delaware corporation (the "Company"), and ADR Management Group Ltd., a New Jersey corporation ("ADR").

                               WITNESSETH:

    WHEREAS, the Company desires to enter into this Agreement in order to continue to retain ADR as its independent financial relations management agent;

    WHEREAS, ADR desires to enter into this Agreement upon the terms and subject to the conditions set forth in this Agreement; and

    NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for the other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

    1.  Consulting Services.

        (a) The Company hereby retains ADR on a non-exclusive basis, and ADR agrees to provide services as an independent financial relations management agent to the Company, upon the terms and subject to the conditions set forth in this Agreement.

        (b) ADR shall, during the Term (as herein defined), make its officers and directors, including but not limited to John A. Germinario, ADR's Chief Executive Officer ("Germinario"), available to devote such business time and attention as is necessary, and perform such duties and functions as it may be called upon to perform, including the duties and functions set forth on Exhibit A annexed hereto.

    2.  Compensation.

        In consideration of the services to be rendered by ADR pursuant to this Agreement, the Company shall grant to ADR options to purchase an aggregate of 15,000 shares of common stock, par value $.01 per share, of the Company at $2.6875 per share, of which 1,250 shares shall vest on the 11th day of each month commencing September 11, 1997 until and including August 11, 1998, and all of which shares shall be exercisable from the date of their vesting until August 11, 2000. The terms and conditions of all options granted hereunder shall be subject to the terms and conditions contained in that certain stock option agreement between the Company and ADR dated the date hereof(the "Option Agreement").

    3.  Expenses.

        During the Term, the Company shall reimburse ADR for all reasonable out-of-pocket expenses incurred by it (including disbursements) in the performance of its duties for the Company, including telephone, facsimile, audio/visual, meeting costs, photography, mailing, design and printing, clipping service and research expenses, in all cases upon submission to the Company of written evidence of ADR's incurrence of such expenses; provided, however, that the Company shall not be responsible for any such expenses or disbursements in excess of $1,000 individually unless ADR has obtained the prior written consent of the Company prior to incurring any such expenses or disbursements.

    4.  Term.

        Except as otherwise specifically provided in Section 5 below, the term of this Agreement shall commence effective as of August 1, 1997, and shall continue until July 31, 1998 (the "Term").

    5.  Termination.

        (a) ADR may terminate this Agreement at any time and for any reason by delivering to the Company written notice of its desire to terminate this Agreement thirty (30) days prior to such termination. Upon such termination by ADR, all options not yet vested pursuant to Section 2 shall be canceled.

        (b) Notwithstanding the provisions of clause (a), nothing herein shall prevent the Company from terminating this Agreement for Good Reason
(as defined below). From and after the date of such termination, all options not yet vested pursuant to Section 2 shall be canceled. For purposes of this Agreement, "Good Reason" shall mean (i) ADR's willful misconduct or fraud in the performance of its duties hereunder, (ii) ADR's breach of this Agreement or the Confidentiality Letter (as hereinafter defined) in a material manner, or (iii) the entering of a plea of guilty or nolo contendere by ADR to or the conviction of ADR for a felony or any other criminal act involving dishonesty, theft or unethical business conduct.

        (c) Notwithstanding the provisions of clause (a), nothing herein shall prevent the Company from terminating this Agreement if Germinario shall
(i) die, (ii) retire from full-time employment with ADR or (iii) be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing reasons shall be referred to herein as a "Disability") for a period of either (x) ninety (90) consecutive days or (y) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period.

    6.  Relationship to the Company.

        Except as expressly provided herein or approved in writing, ADR shall have no power or authority, express or implied, to incur any debt, obligation or liability or to enter into any contract or commitment on behalf of the Company. ADR shall have no authority or power to alter, amend, terminate or otherwise change any contract, or other document issued by the Company. In addition, nothing contained herein shall be construed in any manner that would deem ADR or any of its employees to be an employee of the Company.

    7.  Confidential Information.

        ADR and the Company hereby acknowledge that the confidentiality letter dated August 23, 1995 by and between ADR and the Company (the "Confidentiality Letter") remains in full force and effect. ADR covenants and agrees that it will, and will cause its officers, directors and agents to, comply with the terms and provisions of the Confidentiality Letter through strict control of the distribution and use of the Information (as defined in the Confidentiality Letter).

    8.  Non-Competition and Non-Solicitation.

        (a) Each of ADR and Germinario agree that, in consideration of the options granted pursuant to the Option Agreement, during the Non-Competition Period (as defined below), without the prior written consent of the Company, they shall not: (i) be a principal, manager, agent, consultant officer, director or employee of, or, directly or indirectly, own more than one (1%) percent of any class or series of equity securities in, any partnership, corporation or other entity, except for Germinario's relationship with ADR, which, now or at such time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company, and (ii) on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company; provided, however, that nothing contained herein shall prohibit ADR from continuing relationships it had with suppliers or customers of the Company prior to the effective date of this Agreement so long as such relationships do not otherwise violate the provisions of this Agreement.

        (b) During the Non-Competition Period, each of ADR and Germinario agrees that, without the prior written consent of the Company (and other than on behalf of the Company), they shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) months immediately preceding such date of hiring or solicitation.

        (c) ADR, Germinario and the Company agree that the covenants of noncompetition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as the court determines are not reasonable and to enforce the remainder of these covenants as so amended. ADR and Germinario agree that any breach of the covenants contained in this
Section 8 would irreparably injure the Company. Accordingly, ADR and Germinario agree that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against ADR and Gerninario from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

        (d) The provisions of this Section 8 shall extend for the Term and survive the termination of this Agreement for six months from the date of such termination (herein referred to as the "Non-Competition Period").

    9.  Indemnification.

        The Company agrees to indemnify and hold harmless ADR, and all directors, officers, employees and representatives of ADR (collectively, the "Indemnified Parties"), against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding made or brought against any of the Indemnified Parties, or in which any of the Indemnified Parties are asked to participate, based on (i) any materials or information that any of the Indemnified Parties prepared or disseminated on behalf of the Company and based on information approved by the Company before its dissemination, production and/or publication and (ii) the nature and use of the Company's products and services.

    10. Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to the Company, to:  Fotoball USA, Inc.
                        3738 Ruffin Road
                        San Diego, CA 92123
                        Telecopy:  (619) 467-9947
                        Attention: Michael Favish


If to ADR, to:          ADR Management Group Ltd.
                        49 Devonshire Lane
                        Mendham, New Jersey 07945
                        Telecopy:  (973)543-9370
                        Attention: John A. Germinario

    11. Entire Agreement.

        This Agreement, the Option Agreement and the Confidentiality Letter contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

    12. Binding Effect.

        Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, ADR and its successors and assigns, and Germinario. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or common stock of the Company.

    13. No Assignment.

        Except as contemplated by Section 12 above, this Agreement shall not be assignable or otherwise transferable by the parties hereto.

    14. Amendment or Modification: Waiver.

        No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company and is agreed to in writing, signed by a duly authorized officer of each of the Company and ADR. Except as otherwise specifically provided in this Agreement, no waiver by the parties hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

    15. Governing Law.

        The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of California, without regard to its conflicts of law rules. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by ADR, on the one hand, and the Company, on the other, including any dispute as to termination for Good Reason shall be submitted to arbitration in the City of San Diego in accordance with California law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company and ADR, and judgment may be entered on the arbitrator(s) award in any court having jurisdiction.

    16. Titles.

        Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

    17. Counterparts.

        This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at lease one counterpart.

    18. Severabilitv.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.




                                      FOTOBALL USA

                                      By: /s/ Michael Favish
                                          -----------------------
                                          Michael Favish
                                          President and Chief Executive Officer

                                      ADR MANAGEMENT GROUP LTD.

                                      By: /s/ John A. Germinario
                                          -----------------------
                                          John A. Germinario
                                          Chief Executive Officer

     For the purpose of binding himself to Section 8 hereof.


                                          /s/ John A. Germinario
                                          -----------------------
                                          John A. Germinario